FOR IMMEDIATE RELEASE

GSE Systems, Inc. Announces Steps to Streamline Global Operations

Sykesville, MD – December 27, 2017 - GSE Systems, Inc. (GSE or the Company) (NYSE American: GVP), the world leader in real-time high-fidelity simulation systems and provider of training/consulting solutions to the power and process industries, today announced that as part of its ongoing efforts to streamline and optimize global operations, the Company will be consolidating engineering services and R&D activities to Maryland and ceasing an unprofitable non-core business in the UK.  As a result, the Company will close its offices in Nyköping, Sweden; Chennai, India; and Stockton-on-Tees, UK.  These actions are designed to improve Company productivity by eliminating duplicate employee functions and increasing GSE's focus on its core business, improving efficiency and maintaining the full range of engineering capabilities while reducing costs and organizational complexity.  At this time, the Company does not anticipate additional office closures.

GSE will eliminate approximately 40 positions due to these changes, primarily in Europe and India, and will undertake other cost-savings measures both across the enterprise and focused on the Company's services organization.  As a result of these efforts, GSE expects to record a restructuring charge of approximately $2.5 million in the fourth quarter of 2017.  Severance expenses and other costs, including facility closure costs, accounting and legal fees, will total approximately $1.0 million. The remaining non-cash portion of $1.5 million is a result of the write down of GSE's 2010 acquisition of TAS Engineering, offset by gains related to Sweden and India entity closures.  The restructuring should reduce revenue by approximately $1.5 million and reduce expenses by $2.5 million.  The annual savings of approximately $1.0 million is primarily the result of winding up TAS Engineering operations, an unprofitable business outside of the Company's core market, nuclear power.  The Company anticipates recouping its one-time cash restructuring costs within approximately one year.

Kyle Loudermilk, GSE's President and Chief Executive Officer, said, "We have made the strategic decision to implement a restructuring program for certain assets in Europe and India to position the company for enhanced long-term profitability and the next phase of our growth. By streamlining our global operations, we become a leaner, more agile business with less complexity, allowing us to better serve our customers as well as dedicate more time to executing our stated M&A goals.  A more centralized staff will greatly enhance interactivity and innovation as we advance client solutions, and do so at a lower cost in a more effective manner.  These actions are the appropriate steps for us at this stage of our company's growth trajectory, and should directly benefit our customers, our shareholders and our employees on the whole."

ABOUT GSE SYSTEMS, INC.
GSE Systems, Inc. is a world leader in real-time high-fidelity simulation, providing a wide range of simulation, training, consulting, and engineering solutions to the power and process industries. Its comprehensive and modular solutions help customers achieve performance excellence in design, training and operations.  GSE's products and services are tailored to meet specific client requirements such as scope, budget and timeline. The Company has over four decades of experience, more than 1,100 installations, and hundreds of customers in over 50 countries spanning the globe. GSE Systems is headquartered in Sykesville (Baltimore), Maryland, with offices in Navarre, Florida and Beijing, China.  Information about GSE Systems is available at www.gses.com.

FORWARD LOOKING STATEMENTS
We make statements in this press release that are considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These statements reflect our current expectations concerning future events and results. We use words such as "expect," "intend," "believe," "may," "will," "should," "could," "anticipates," and similar expressions to identify forward-looking statements, but their absence does not mean a statement is not forward-looking.  These statements are not guarantees of our future performance and are subject to risks, uncertainties, and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties, and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. We do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Company Contact	The Equity Group Inc.
Chris Sorrells	Kalle Ahl, CFA
Chief Operating Officer	(212) 836-9614
GSE Systems, Inc.	kahl@equityny.com
(410) 970-7802
Devin Sullivan
(212) 836-9608
dsullivan@equityny.com